                                                               EXHIBIT 1-A(5)(f)

OTHER INSURED RIDER

EFFECTIVE DATE:
                 ---------------------------------------------------------------

BENEFIT Unless you provide otherwise, we will pay the owner the Coverage Amount for this rider when we receive due proof that the other insured died while this rider was in force. The other insured is named in the Policy Specifications. The initial Coverage Amount for this rider is shown in the Policy Specifications.

COVERAGE CHANGES                   After the first policy year, you can request
                                   a change in the Coverage Amount. You must send a request to us to make such a change.
                                   We will allow no more than one such change in any policy year. The minimum change in Coverage Amount for this rider is $25,000.

                                   You must apply for increases on a
                                   supplemental application. You must also
                                   submit due proof to us that the other
                                   insured is insurable. Any increase will
                                   become effective on the deduction day on or next following the date we approve the request.

                                   Any decrease will become effective on the deduction day on or next following the date we approve the request. First, the decrease will be applied against the most recent increase in Coverage Amount. Then it will be applied to other increases in Coverage Amount in the reverse order in which they occurred. Finally, it will be applied against the initial Coverage Amount.

                                   The Coverage Amount can never be less than $25,000.

CONVERSION PRIVILEGE               The Coverage Amount on the other insured may
                                   be converted to a new policy without
                                   evidence of the other insured's
                                   insurability. We will convert the other
                                   insured's coverage if 1. through 4. of this provision are satisfied.

                                   1. By the earlier of a. or b.: a. you
                                   request us to convert the Coverage Amount before the other insured's 65th birthday; or
                                   b. (i) you request us to convert it within the 60 days after the death of the insured, or (ii) the other insured requests us to convert it within 60 days after your death if you are the insured.

                                   2. We receive the request before this rider terminates.

                                   3. The amount of coverage requested under the new policy is a least the minimum issue amount for that policy.

                                   4. The amount of coverage requested under the new policy does not exceed the Coverage Amount for this rider on the date the conversion is requested.

                                   The new policy may be any flexible premium adjustable life or level premium whole life policy issued by us on the date of conversion. The date of conversion will be the first deduction day after our receipt of the request. The policy date of the new policy will be the date of conversion. The rate for the new policy will be based on the other insured's: 1. sex; 2. then attained age; and 3. rate class for the most recently issued coverage. The new policy will not become effective unless its initial premium is paid before or upon its delivery.

MISSTATEMENT OF AGE AND/OR SEX     If the age and/or sex of the other insured
                                   was misstated to us, the Coverage Amount for this rider, shown in the Policy
                                   Specifications, will be adjusted. The
                                   adjusted amount will be the amount that the cost charged for this rider, on the most recent deduction day prior to the other insured's death, would have purchased using the other insured's correct age and sex.

CONTESTABILITY                     We will not contest the validity of this
                                   rider with respect to its initial Coverage
                                   Amount after this rider has been in force, during the other insured's life, for two years from the later of: 1. the Issue Date of the policy; or 2. the effective date of this rider. With respect to any increase in the Coverage Amount for this rider, we will not contest the validity of the increase after it has been in effect, during the other insured's life, for two years.

SUICIDE We will limit the amount we pay under this rider if the other insured commits suicide, while sane or insane:

                                   1. within two years from the Issue Date of this rider; and 2. at any other time, but within two years after an increase in the Coverage Amount for this rider becomes effective.

                                   If 1. applies, the limited amount will equal all costs charged for this rider. If 2. applies, the limited amount we will pay with respect to each such increase will equal all costs charged to provide each such increase in coverage.

COST The cost for this rider is determined on each deduction day and is the sum of:
                                   1. the cost of insurance; plus 2. the cost of any flat extra amounts. The cost for this rider will be included in the monthly deduction. If this rider terminates, the monthly deduction due on this policy will no longer include the cost for this rider.

COST OF INSURANCE                  We calculate the cost of insurance on each
                                   deduction day.

                                   The cost of insurance for the initial
                                   Coverage Amount equals a. times b., where:
                                   a. is the cost of insurance rate for the initial Coverage Amount; and b. is the initial Coverage Amount less any decreases in it.

                                   The cost of insurance for each increase in the Coverage Amount equals a. times b., where: a. is the cost of insurance rate for each increase in the Coverage Amount; and b. is the amount of each increase in the Coverage Amount less any decreases in it.

COST OF INSURANCE RATE             The cost of insurance rate for this rider is
                                   determined separately for the other
                                   insured's initial Coverage Amount and each Coverage Amount increase. The cost of insurance rates for the other insured's
                                   Coverage Amount is based on the other
                                   insured's: 1. sex; 2. attained age on the effective date of this rider; 3. coverage year; and 4. rate class.

                                   The cost of insurance rates for each
                                   Coverage Amount increase is based on the other insured's: 1. sex; 2. attained age on date of increase; 3. coverage year; and
                                   4. rate class.

                                   The cost of insurance rate will be
                                   determined under the direction of our Board of Directors in advance of each coverage year and is guaranteed for that year. Any change in the cost of insurance rate will be on a uniform basis for all other insureds of the same: 1. sex; 2. attained age at start of coverage; 3. coverage year; and 4. rate class. However, the cost of insurance rates will not exceed those shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 multiplied by the rate class percent. These rates are found in the Policy Specifications. These rates are based on the 1980 Commissioner's Standard Ordinary Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.

                                   For purposes of this rider, coverage year is a one year period of time starting: a. on the date the Initial Coverage Amount of insurance becomes effective; or b. on the date any increase in the Coverage Amount of insurance becomes effective.

RELATIONSHIP TO POLICY             This rider is part of the policy to which it
                                   is attached. The terms and conditions of the policy apply to this rider. If there is a conflict between the terms and conditions of this rider and the policy, with respect to coverage provided by this rider, the terms of this rider prevail.

EFFECTIVE DATE                     The effective date of this rider is the
                                   Policy Date of the policy unless otherwise provided. This rider will not become effective unless the policy is in effect or becomes effective.

EXPIRY DATE                        The Expiry Date for this rider is shown in
                                   the Policy Specifications.

TERMINATION OF RIDER               This rider will terminate on the earliest of:

                                   1. the Expiry Date;

                                   2. the 60th day after the insured's death;

                                   3. the day you surrender this policy;

                                   4. the day a conversion of this rider's
                                   coverage takes effect;

                                   5. the first deduction day after we receive your request that we terminate this rider; or

                                   6. the end of a grace period, when a premium due remains unpaid.

                                   Signed for the Kemper Investors Life
                                   Insurance Company at its home office in Long
                                   Grove, Illinois.


                                   /s/ DEBRA P. REZABEK      /s/ JB SCOTT
                                         Secretary             President